Exhibit 99.1

FIRST AMERICAN FINANCIAL REPORTS SECOND QUARTER 2014 RESULTS

—Reports Earnings of 47 Cents per Diluted Share—

SANTA ANA, Calif., July 24, 2014 – First American Financial Corporation (NYSE: FAF), a leading global provider of title insurance, settlement services and risk solutions for real estate transactions, today announced financial results for the second quarter ended June 30, 2014.

Current Quarter Highlights

•	Total revenue down 11 percent compared with last year

-	Refinance closed orders down 57 percent

•	Title Insurance and Services segment pretax margin of 8.0 percent

•	Title Insurance and Services segment loss ratio of 8.9 percent

-	Includes $25.1 million reserve strengthening, primarily due to a commercial claim from policy year 2007

•	Average revenue per direct title order up 27 percent compared with last year

-	Mix continues to shift to higher-premium purchase and commercial transactions

-	Average revenue per purchase transaction up 6 percent

•	Commercial revenues of $132.1 million, down 4 percent compared with last year

-	Commercial revenues up 7 percent in the first half of 2014

•	Specialty Insurance segment total revenues up 9 percent, with a pretax margin of 12.1 percent

•	Debt-to-capital ratio of 15.1 percent as of June 30, 2014

•	Amended existing revolving credit facility with improved terms

-	Increased capacity to $700 million and extended term to May 2019

Selected Financial Information

($ in millions, except per share data)

	For the Three Months Ended June 30
	2014	2013
Total revenues	$1,150.0	$1,288.5
Income before taxes	76.5	59.2
Net income	$50.6	$34.7
Net income per diluted share	0.47	0.31

Total revenues for the second quarter of 2014 were $1.1 billion, a decline of 11 percent relative to the second quarter of 2013. Net income in the current quarter was $50.6 million, or 47 cents per diluted share, compared with net income of $34.7 million, or 31 cents per diluted share, in the second quarter of 2013. The current quarter results include net realized investment gains of $6.3 million, or 4 cents per diluted share, compared with net realized investment gains of $4.5 million, or 2 cents per diluted share, in the same quarter of last year. The current quarter also benefited from a 34 percent tax rate, primarily due to a lower effective foreign tax rate, as well as the utilization of foreign net operating loss carryforwards.

“During the second quarter we benefited from the normal seasonal growth in purchase transactions, continued strength in our commercial business and the full realization of expense management actions taken in previous quarters,” said Dennis J. Gilmore, chief executive officer at First American Financial Corporation. “However, the quarter’s good operating results were impacted by a large commercial claim from policy year 2007.

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First American Financial Reports Second Quarter 2014 Results

“Looking forward, the company is particularly well positioned for the continued recovery of the purchase market, in which we expect to see stronger growth beginning in 2015. The investments we have made in our people, technology and data assets have laid the foundation for us to achieve our vision to be the premier provider of title insurance and settlement services.”

Title Insurance and Services

($ in millions, except average revenue per order)

	For the Three Months Ended June 30
	2014	2013
Total revenues	$1,055.4	$1,205.0
Income before taxes	$84.8	$73.0
Pretax margin	8.0%	6.1%
Direct open orders	318,200	421,500
Direct closed orders	214,200	321,300
U.S. Commercial
Total revenues	$132.1	$138.0
Open orders	33,800	35,000
Closed orders	19,600	20,000
Average revenue per order	$6,700	$6,900

Total revenues for the Title Insurance and Services segment were $1.1 billion, a 12 percent decline from the same quarter of 2013. Direct premiums and escrow fees were down 13 percent from the second quarter of 2013, driven by a 33 percent decline in the number of direct title orders closed in the quarter, partly offset by a 27 percent increase in the revenue per direct title order to $1,830. The increase in revenue per direct title order closed was primarily attributable to a shift in the title order mix to higher-premium purchase and commercial transactions. Additionally, the average fee per order for purchase transactions increased by 6 percent, primarily due to rising home values. Agent premiums were down by 15 percent in the current quarter, which is consistent with the decline in direct premiums experienced in the previous quarter, reflecting the typical reporting lag of approximately one quarter.

Information and other revenues were $165.2 million this quarter, down 3 percent compared with the same quarter of last year. The decline was primarily due to lower demand for the company’s default and title plant information products as a result of the slowdown in transaction activity during the quarter, significantly offset by revenues generated by our recent Interthinx acquisition.

Investment income was $19.3 million in the second quarter, a decline of $2.3 million from the second quarter of 2013. The decline was primarily related to lower earnings from investments accounted for using the equity method, partly offset by higher interest income from the investment portfolio. Net realized investment gains totaled $4.3 million in the current quarter, compared with $3.7 million in the second quarter of 2013.

Personnel costs were $327.2 million in the second quarter, a decline of $12.8 million, or 4 percent, compared with the same quarter of 2013. Excluding the $12.7 million impact of recent acquisitions, personnel costs declined by $25.6 million, or 8 percent. This decline was primarily attributable to lower salary, overtime and incentive compensation expenses in the current quarter.

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First American Financial Reports Second Quarter 2014 Results

Other operating expenses were $197.1 million in the second quarter, down $19.2 million, or 9 percent, compared with the second quarter of 2013. Excluding the $9.2 million impact of recent acquisitions, other operating costs declined by $28.4 million, or 13 percent. This decrease was primarily due to lower production-related expenses and temporary labor costs driven by the decline in order volumes in the current quarter.

The provision for policy losses and other claims was $77.1 million in the first quarter, or 8.9 percent of title premiums and escrow fees, a decline of $72.4 million compared with the same quarter of the prior year. The current quarter rate reflects an ultimate loss rate of 6.0 percent for the current policy year and a $25.1 million net increase in the loss reserve estimates for prior policy years. The increase is primarily due to a commercial claim from the 2007 policy year, net of anticipated recoveries. The loss provision in the second quarter of 2013 included an $89.0 million net increase in the loss reserve estimates for prior policy years, primarily due to domestic lender claims for policy years 2004 through 2008.

Pretax income for the Title Insurance and Services segment was $84.8 million in the second quarter, compared with $73.0 million in the second quarter of 2013. Pretax margin was 8.0 percent in the current quarter, compared with 6.1 percent last year.

Specialty Insurance

($ in millions)

	For the Three Months Ended June 30
	2014	2013
Total revenues	$91.2	$84.0
Income before taxes	$11.0	$7.3
Pretax margin	12.1%	8.7%

Total revenues for the Specialty Insurance segment were $91.2 million in the second quarter of 2014, an increase of 9 percent compared with the second quarter of 2013. The increase in revenues was driven by higher premiums earned in both the home warranty and property and casualty business lines. The overall loss ratio in the Specialty Insurance segment was 59 percent in the current quarter, compared with a 61 percent loss ratio in the prior year. The improvement in the loss ratio was driven by a significant decline in weather-related claims in the home warranty business. As a result, the pretax margin in the current quarter increased to 12.1 percent from 8.7 percent in the second quarter of 2013.

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First American Financial Reports Second Quarter 2014 Results

Teleconference/Webcast

First American’s second quarter 2014 results will be discussed in more detail on Thursday, July 24, 2014, at 11 a.m. EDT, via teleconference. The toll-free dial-in number is 877-407-8293. Callers from outside the United States may dial 201-689-8349.

The live audio webcast of the call will be available on First American’s website at www.firstam.com/investor. An audio replay of the conference call will be available through August 1, 2014, by dialing 201-612-7415 and using the conference ID 13586540. An audio archive of the call will also be available on First American’s investor website.

About First American

First American Financial Corporation (NYSE: FAF) is a leading provider of title insurance, settlement services and risk solutions for real estate transactions that traces its heritage back to 1889. First American also provides title plant management services; title and other real property records and images; valuation products and services; home warranty products; property and casualty insurance; and banking, trust and investment advisory services. With revenues of $5.0 billion in 2013, the company offers its products and services directly and through its agents throughout the United States and abroad. More information about the company can be found at www.firstam.com.

Website Disclosure

First American posts information of interest to investors at www.firstam.com/investor. This includes opened and closed title insurance order counts for its direct title insurance operations, which are posted approximately 12 days after the end of each month.

Forward-Looking Statements

Certain statements made in this press release and the related management commentary and responses to investor questions, including but not limited to those related to the continued recovery of the purchase market, its growth beginning in 2015, the company’s position with respect thereto, anticipated recoveries in connection with a large commercial claim, increasing purchase and commercial revenues, rising home prices, transaction volumes, future paid title claim trends, expected loss rates for recent policy years, continued strength in the company’s home warranty business and related returns on capital, improvement in the company’s tax rate, and order trends, are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may contain the words “believe,” “anticipate,” “expect,” “plan,” “predict,” “estimate,” “project,” “will be,” “will continue,” “will likely result,” or other similar words and phrases. Risks and uncertainties exist that may cause results to differ materially from those set forth in these forward-looking statements. Factors that could cause the anticipated results to differ from those described in the forward-looking statements include: interest rate fluctuations; changes in the performance of the real estate markets; volatility in the capital markets; unfavorable economic conditions; impairments in the company’s goodwill or other intangible assets; failures at financial institutions where the company deposits funds; changes in applicable government regulations; heightened scrutiny by legislators and regulators of the company’s title insurance and services segment and certain other of the company’s businesses; regulation of title insurance rates; reform of government-sponsored mortgage enterprises; limitations on access to public records and other data; product migration; changes in relationships with large mortgage lenders and government-sponsored enterprises; changes in measures of the strength of the company’s title insurance underwriters, including ratings and statutory capital and surplus; losses in the company’s investment portfolio; expenses of and funding obligations to the pension plan; material variance between actual and expected claims experience; defalcations, increased claims or other costs and expenses attributable to the company’s use of title agents; systems interruptions and intrusions,

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First American Financial Reports Second Quarter 2014 Results

wire transfer errors or unauthorized data disclosures; inability to realize the benefits of the company’s offshore strategy; inability of the company’s subsidiaries to pay dividends or repay funds; challenges and adverse effects arising from acquisitions and other factors described in the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2014, as filed with the Securities and Exchange Commission. The forward-looking statements speak only as of the date they are made. The company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

Use of Non-GAAP Financial Measures

This news release and related management commentary contain certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP), including personnel and other operating expense ratios, adjusted personnel costs and adjusted other operating costs. The company is presenting these non-GAAP financial measures because they provide the company’s management and investors with additional insight into the operational efficiency and performance of the company relative to earlier periods and relative to the company’s competitors. The company does not intend for these non-GAAP financial measures to be a substitute for any GAAP financial information. In this news release, these non-GAAP financial measures have been presented with, and reconciled to, the most directly comparable GAAP financial measures. Investors should use these non-GAAP financial measures only in conjunction with the comparable GAAP financial measures.

Media Contact:	Investor Contact:
Marcus Ginnaty	Craig Barberio
Corporate Communications	Investor Relations
First American Financial Corporation	First American Financial Corporation
714-250-3298	714-250-5214

(Additional Financial Data Follows)

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First American Financial Reports Second Quarter 2014 Results

First American Financial Corporation

Summary of Consolidated Financial Results and Selected Information

(in thousands, except per share amounts and title orders)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2014	2013	2014	2013
Total revenues	$1,149,969	$1,288,464	$2,162,768	$2,435,227
Income before income taxes	$76,458	$59,224	$111,711	$118,816
Income tax expense	25,770	24,276	39,171	47,636

Net income	50,688	34,948	72,540	71,180
Less: Net income attributable to noncontrolling interests	94	276	222	330

Net income attributable to the Company	$50,594	$34,672	$72,318	$70,850

Net income per share attributable to stockholders:
Basic	$0.47	$0.32	$0.68	$0.66
Diluted	$0.47	$0.31	$0.67	$0.64
Cash dividends declared per share	$—	$0.12	$0.36	$0.24
Weighted average common shares outstanding:
Basic	106,878	108,210	106,522	107,881
Diluted	108,647	110,311	108,423	110,072
Selected Title Information
Title orders opened	318,200	421,500	589,400	798,100
Title orders closed	214,200	321,300	394,300	612,700
Paid title claims	$69,466	$69,148	$147,396	$140,485

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First American Financial Reports Second Quarter 2014 Results

First American Financial Corporation

Selected Balance Sheet Information

(in thousands)

(unaudited)

	June 30, 2014	December 31, 2013
Cash and cash equivalents	$1,041,259	$834,837
Investment portfolio	3,464,238	3,385,328
Goodwill and other intangible assets	1,044,449	892,373
Total assets	7,016,163	6,559,183
Reserve for claim losses	1,013,150	1,018,365
Notes payable	454,681	310,285
Total stockholders’ equity	$2,544,024	$2,453,049

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First American Financial Reports Second Quarter 2014 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Three Months Ended June 30, 2014	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$531,123	$443,365	$87,758	$—
Agent premiums	423,209	423,209	—	—
Information and other	165,703	165,222	487	(6)
Investment income	23,659	19,332	1,842	2,485
Net realized investment gains(1)	6,275	4,267	1,097	911

	1,149,969	1,055,395	91,184	3,390

Expenses
Personnel costs	354,133	327,218	15,487	11,428
Premiums retained by agents	338,271	338,271	—	—
Other operating expenses	214,121	197,050	10,359	6,712
Provision for policy losses and other claims	128,466	77,089	51,377	—
Depreciation and amortization	19,780	17,623	1,338	819
Premium taxes	14,254	12,666	1,588	—
Interest	4,486	641	—	3,845

	1,073,511	970,558	80,149	22,804

Income (loss) before income taxes	$76,458	$84,837	$11,035	$(19,414)

For the Three Months Ended June 30, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$593,205	$511,918	$81,287	$—
Agent premiums	496,730	496,730	—	—
Information and other	171,522	171,104	424	(6)
Investment income	22,485	21,599	1,787	(901)
Net realized investment gains(1)	4,522	3,696	525	301

	1,288,464	1,205,047	84,023	(606)

Expenses
Personnel costs	364,767	340,046	14,905	9,816
Premiums retained by agents	396,024	396,024	—	—
Other operating expenses	232,765	216,230	9,859	6,676
Provision for policy losses and other claims	198,766	149,534	49,232	—
Depreciation and amortization	18,192	16,260	1,209	723
Premium taxes	14,795	13,268	1,527	—
Interest	3,931	645	—	3,286

	1,229,240	1,132,007	76,732	20,501

Income (loss) before income taxes	$59,224	$73,040	$7,291	$(21,107)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

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First American Financial Reports Second Quarter 2014 Results

First American Financial Corporation

Segment Information

(in thousands, unaudited)

For the Six Months Ended June 30, 2014	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$964,995	$792,728	$172,267	$—
Agent premiums	844,133	844,133	—	—
Information and other	303,345	302,400	957	(12)
Investment income	41,426	35,035	3,571	2,820
Net realized investment gains (1)	8,869	6,428	1,530	911

	2,162,768	1,980,724	178,325	3,719

Expenses
Personnel costs	680,651	627,498	31,001	22,152
Premiums retained by agents	674,936	674,936	—	—
Other operating expenses	402,488	367,132	21,828	13,528
Provision for policy losses and other claims	218,349	123,305	95,044	—
Depreciation and amortization	39,752	35,537	2,577	1,638
Premium taxes	26,544	23,602	2,942	—
Interest	8,337	1,241	—	7,096

	2,051,057	1,853,251	153,392	44,414

Income (loss) before income taxes	$111,711	$127,473	$24,933	$(40,695)

For the Six Months Ended June 30, 2013	Consolidated	Title Insurance	Specialty Insurance	Corporate (incl. Elims.)
Revenues
Direct premiums and escrow fees	$1,071,056	$911,902	$159,154	$—
Agent premiums	981,195	981,195	—	—
Information and other	323,655	322,852	814	(11)
Investment income	45,543	40,585	3,466	1,492
Net realized investment gains (1)	13,778	11,092	2,100	586

	2,435,227	2,267,626	165,534	2,067

Expenses
Personnel costs	709,267	656,889	29,236	23,142
Premiums retained by agents	783,567	783,567	—	—
Other operating expenses	438,111	404,843	20,078	13,190
Provision for policy losses and other claims	314,792	226,894	87,898	—
Depreciation and amortization	36,587	32,744	2,387	1,456
Premium taxes	26,912	24,172	2,740	—
Interest	7,175	1,209	—	5,966

	2,316,411	2,130,318	142,339	43,754

Income (loss) before income taxes	$118,816	$137,308	$23,195	$(41,687)

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

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First American Financial Reports Second Quarter 2014 Results

First American Financial Corporation

Expense Ratio Reconciliation

Title Insurance and Services Segment

($ in thousands, unaudited)

	For the Three Months Ended June 30		For the Six Months Ended June 30
	2014	2013	2014	2013
Total revenues	$1,055,395	$1,205,047	$1,980,724	$2,267,626
Less: Net realized investment gains (1)	4,267	3,696	6,428	11,092
Investment income	19,332	21,599	35,035	40,585
Premiums retained by agents	338,271	396,024	674,936	783,567

Net operating revenues	$693,525	$783,728	$1,264,325	$1,432,382

Personnel and other operating expenses	$524,268	$556,276	$994,630	$1,061,732
Ratio (% net operating revenues)	75.6%	71.0%	78.7%	74.1%
Ratio (% total revenues)	49.7%	46.2%	50.2%	46.8%

(1)	Includes impairment losses recorded in earnings, except for impairments on investments accounted for under the equity method, which are recorded in investment income.

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First American Financial Reports Second Quarter 2014 Results

First American Financial Corporation

Supplemental Direct Title Order Information

(unaudited)

	Q214	Q114	Q413	Q313	Q213
Open Orders per Day
Purchase	2,189	1,892	1,626	2,054	2,199
Refinance	1,554	1,397	1,462	1,628	2,967
Refinance as % of residential orders	42%	42%	47%	44%	57%
Commercial	528	475	480	477	548
Other[1]	701	682	726	779	872

Total open orders per day	4,972	4,446	4,294	4,938	6,586

Closed Orders per Day
Purchase	1,579	1,217	1,383	1,657	1,637
Refinance	983	907	1,096	1,645	2,311
Refinance as % of residential orders	38%	43%	44%	50%	59%
Commercial	306	290	331	316	313
Other[1]	479	538	640	653	759

Total closed orders per day	3,347	2,952	3,449	4,272	5,020

Average Revenue per Order (ARPO)[2]
Purchase	$1,918	$1,799	$1,829	$1,813	$1,810
Refinance	812	813	819	807	802
Commercial	6,746	6,530	8,425	6,895	6,886
Other[1]	488	489	409	504	337
Total ARPO	$1,830	$1,723	$1,878	$1,602	$1,440
Business Days	64	61	63	64	64

(1)	Includes default and other orders
(2)	U.S. operations only

Totals	may not foot due to rounding

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